EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-207952) and related Prospectus of Steadfast Apartment REIT III, Inc. for the registration of up to $1,300,000,000 in shares of its common stock and to the inclusion therein of our report dated June 21, 2016, with respect to the consolidated financial statements of Steadfast Apartment REIT III, Inc. included in its Post-Effective Amendment No. 4 to Form S-11 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

February 14, 2017